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                            ARTICLES OF ORGANIZATION

                                       OF

                                NYACK THEATRE LLC

         UNDER SECTION 203 OF THE NEW YORK LIMITED LIABILITY COMPANY LAW


     FIRST: The name of the limited liability company is:

          Nyack Theatre LLC

     SECOND: The county within this state in which the office of the limited liability company is to be is: Rockland

     THIRD: The Secretary of State is designated as agent of the limited liability company upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the limited liability company served upon him or her is: c/o CT CORPORATION SYSTEM, 1633 Broadway, New York, New York 10019.

     FOURTH: The name and street address within this state of the registered agent of the limited liability company upon whom and at which process against the limited liability company served upon him or her is: CT CORPORATION SYSTEM, 1633 Broadway, New York, New York 10019.

     FIFTH: The limited liability company is to be managed by one or more members.

     IN WITNESS WHEREOF, this certificate has been subscribed this 10th day of September, 1998, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.





                                              /s/ Michael Voller
                                              -----------------------------
                                              Michael Voller
                                              Organizer